Kirkpatrick & Lockhart LLP	1800 Massachusetts Avenue, NW Second Floor Washington, DC 20036-1800 202.778.9000 www.kl.com

August 17, 2001

Fidelity School Street Trust

82 Devonshire Street

Boston, MA 02109

Ladies and Gentlemen:

We have acted as counsel to Fidelity School Street Trust, a Massachusetts business trust (the "Trust"), in connection with the filing with the Securities and Exchange Commission (the "SEC") of the Trust's Registration Statement on Form N-14 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), registering the shares of Fidelity Strategic Income Fund, a series of the Trust (the "Fund"), to be issued pursuant to an Agreement and Plan of Reorganization between the Fund and Fidelity International Bond Fund, another series of the Trust. The Agreement and Plan of Reorganization provides for the transfer of all of the assets of Fidelity International Bond Fund to the Fund solely in exchange for shares of the Fund and the assumption by the Fund of Fidelity International Bond Fund's liabilities.

In connection with rendering the opinions set forth below, we have examined a draft of the Registration Statement, including the form of Agreement and Plan of Reorganization included as an exhibit thereto, to be filed with the SEC, the Trust's Declaration of Trust, as amended, and By-Laws, and the corporate action of the Trust that provides for the issuance of the shares of the Fund, and we have made such other investigation as we have deemed appropriate. We have also participated in various business and other proceedings relating to the Trust and are generally familiar with its business affairs. For purposes of this opinion letter we have assumed that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, and that all signatures on each such document are genuine. We have not verified any of those assumptions.

Based upon and subject to the foregoing, we are of the opinion that the shares of the Fund to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Trust and, when issued upon the terms provided in the Registration Statement, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state law regulating the offer and sale of securities, will be, under the general business trust laws of the Commonwealth of Massachusetts, validly issued, fully paid and non-assessable.

The Trust is a business trust established pursuant to Chapter 182 of the General Laws of the Commonwealth of Massachusetts. Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. The Declaration of Trust states that all persons extending credit to, contracting with, or having any claim against the Trust or the Trustees shall look only to the assets of the appropriate series of the Trust for payment under such credit, contract or claim; and neither the shareholders nor the Trustees, nor any of their agents, whether past, present or future, shall be personally liable therefor. It also requires that every note, bond, contract or other undertaking issued by or on behalf of the Trust or the Trustees relating to the Trust shall include a recitation limiting the obligation represented thereby to the Trust and its assets. The Declaration of Trust further provides: (1) for indemnification from the assets of the applicable series of the Trust for all loss and expense of any shareholder held personally liable for the obligations of the Trust by virtue of ownership of shares of the Trust; and (2) for the series of the Trust to assume, upon request by the shareholder, the defense of any claim made against the shareholder for any act or obligation of the series of the Trust and satisfy any judgment resulting from such claim. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Fund would be unable to meet its obligations.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Kirkpatrick & Lockhart LLP